As filed with the Securities and Exchange Commission on February 21, 2014

Registration No. 333-186064

UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

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POST-EFFECTIVE AMENDMENT NO. 1

 TO

 Form S-8

 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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RED MOUNTAIN RESOURCES, INC.

 (Exact name of registrant as specified in its charter)

Texas	27-1739487
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
2515 McKinney Avenue, Suite 900 Dallas, Texas (Address of Principal Executive Offices)	75201 (Zip Code)

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 Red Mountain Resources, Inc.

2012 Long-Term Incentive Plan

(Full title of the plan)

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Alan W. Barksdale

Chief Executive Officer

2515 McKinney Avenue, Suite 900

 Dallas, Texas 75201

 (Name and address of agent for service)

(214) 871-0400

 (Telephone number, including area code, of agent for service)

with copies of communications to:

Garrett A. DeVries

 Yuki P. Whitmire

 Akin Gump Strauss Hauer & Feld LLP

 1700 Pacific Avenue, Suite 4100

 Dallas, Texas 75201

 (214) 969-2800

(214) 969-4343 (fax)

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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐
Do not check if smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.00001 per share	820,000 (2)	(3)	(3)	(3)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of shares of common stock, par value $0.00001 per share, of the registrant as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)	Represents the 8,200,000 shares originally registered, adjusted to reflect a reverse stock split of the registrant’s common stock at an exchange ratio of 1-for-10 effected on January 31, 2014.

(3)	The registrant is not registering additional securities. Registration fees were originally paid by the registrant’s predecessor-in-interest upon filing of the original registration statement on Form S-8 (File No. 333-186064). Consequently, no additional registration fees are required with respect to the filing of this Post-Effective Amendment No. 1.

Explanatory Note

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-186064) (the “Registration Statement”) is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), by Red Mountain Resources, Inc., a Texas corporation (the “Company”), which is the successor to Red Mountain Resources, Inc., a Florida corporation (“RMR FL”).

On January 31, 2014, RMR FL effected a reverse stock split of RMR FL’s common stock, par value $0.00001 per share (“RMR FL Common Stock”), at an exchange ratio of 1-for-10 (the “Reverse Stock Split”), together with a proportional reduction in the number of authorized shares of RMR FL Common Stock from 500.0 million shares to 50.0 million shares. The par value of RMR FL Common Stock did not change as a result of the Reverse Stock Split. As of January 31, 2014, every ten (10) shares of RMR FL Common Stock were combined into one (1) share of RMR FL Common Stock, reducing the number of outstanding shares of RMR FL Common Stock from approximately 134.0 million to approximately 13.4 million.

On January 31, 2014, RMR FL changed its state of incorporation from the State of Florida to the State of Texas by merging (the “Reincorporation”) with and into its wholly-owned subsidiary, the Company, pursuant to the terms of an Agreement and Plan of Merger, dated January 29, 2014, between RMR FL and the Company (the “Merger Agreement”), with the Company continuing as the surviving corporation.

In connection with the Reincorporation, the Company assumed the Red Mountain Resources, Inc. 2012 Long-Term Incentive Plan (the “Plan”). Holders of at least a majority of RMR FL’s shares entitled to vote on the Reincorporation at the Annual Meeting of Shareholders held on December 20, 2013 approved the Reincorporation. As a result of the Reincorporation, on January 31, 2014, (i) each issued and outstanding share of RMR FL Common Stock was automatically converted into one share of common stock, par value $0.00001 per share, of the Company, and (ii) holders of RMR FL Common Stock are now holders of common stock of the Company, and their rights as holders of common stock are governed by (x) the Texas Business Organizations Code and (y) the Certificate of Formation and Bylaws of the Company.

Pursuant to Rule 414(d) promulgated under the Securities Act, except as modified by this Post-Effective Amendment No. 1, the Company, as successor issuer to RMR FL pursuant to Rule 12g-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), hereby expressly adopts the Registration Statement as its own registration statement for all purposes of the Securities Act and the Exchange Act, as updated by subsequent filings under the Exchange Act, including, but not limited to, the Company’s most recent annual report on Form 10-K and the description of the common stock of the Company as set forth in Amendment No. 1 to the registration statement on Form 8-A/A, filed by the Company with the Securities and Exchange Commission (the “Commission”) on February 20, 2014.

Registration fees were originally paid by the Company’s predecessor-in-interest upon filing of the Registration Statement. Consequently, no additional registration fees are required with respect to the filing of this Post-Effective Amendment No. 1.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Commission allows the Company to “incorporate by reference” certain information it has filed with the Commission into this Registration Statement, which means that the Company is disclosing important information to you by referring you to other information it has filed with the Commission. The information the Company incorporates by reference is considered part of this Registration Statement. The Company specifically is incorporating by reference the following documents filed with the Commission (excluding those portions of any Form 8-K that are furnished and not deemed “filed” pursuant to the General Instructions of Form 8-K):

•	Annual Report on Form 10-K for the fiscal year ended May 31, 2013, filed on September 13, 2013, as amended by Amendment No. 1 on Form 10-K, filed on September 27, 2013;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2013, filed on November 18, 2013;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2013, filed on January 14, 2013;

•	Current Report on Form 8-K dated July 23, 2013, and filed on July 23, 2013;

•	Current Report on Form 8-K dated July 24, 2013, and filed on July 25, 2013;

•	Current Report on Form 8-K dated July 30, 2013, and filed on July 31, 2013;

•	Current Report on Form 8-K dated August 9, 2013, and filed on August 9, 2013;

•	Current Report on Form 8-K dated August 16, 2013, and filed on August 19, 2013;

•	Current Report on Form 8-K dated August 20, 2013, and filed on August 20, 2013;

•	Current Report on Form 8-K dated August 23, 2013, and filed on August 26, 2013;

•	Current Report on Form 8-K dated September 6, 2013, and filed on September 6, 2013;

•	Current Report on Form 8-K dated September 17, 2013, and filed on September 17, 2013;

•	Current Report on Form 8-K dated October 9, 2013, and filed on October 9, 2013;

•	Current Report on Form 8-K dated November 12, 2013, and filed on November 12, 2013;

•	Current Report on Form 8-K dated December 12, 2013, and filed on December 12, 2013;

•	Current Report on Form 8-K dated December 16, 2013, and filed on December 16, 2013;

•	Current Report on Form 8-K dated December 20, 2013, and filed on December 20, 2013;

•	Current Report on Form 8-K dated February 4, 2014, and filed on February 4, 2014; and

•	The description of the Company’s common stock, which is contained in Amendment No. 1 to the registration statement on Form 8-A/A filed with the SEC on February 20, 2014, as updated or amended in any amendment or report filed for such purpose.

All reports and other documents the Company subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, but excluding information furnished to, rather than filed with, the Commission, shall be deemed to be incorporated by reference herein and to be part hereof from the date such reports and other documents are filed. Information or statements contained in this Registration Statement modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference. Information or statements contained in later-dated documents incorporated by reference will automatically supplement, modify or supersede, as applicable, the information contained in this Registration Statement or in earlier-dated documents incorporated by reference. Any such information or statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

None.

Item 6.  Indemnification of Directors and Officers.

The Company is incorporated under the laws of Texas.

Article VII of the Company’s Certificate of Formation and Article VIII of the Company’s Bylaws require the Company to indemnify any person who was or is a respondent or defendant or is threatened to be made a respondent or defendant, or testifies or otherwise participates, in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding, or any inquiry or investigation that could lead to such an action, suit, or proceeding (any of the foregoing hereinafter called a “proceeding”), whether or not by or in the right of the Company, because such person is or was a director of the Company or, while a director of the Company, is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, administrator, agent or similar functionary (a “representative”) of another foreign or domestic corporation, limited or general partnership, limited liability company, business trust, real estate investment trust, joint venture, joint stock company, cooperative, association, bank, insurance company, credit union, association, proprietorship, trust, employee benefit plan, other enterprise or other organization (each, an “organization”) (hereinafter a “Covered Director”) to the fullest extent authorized or permitted by applicable law, as the same exists or may hereafter be changed, against all judgments (including arbitration awards), court costs, penalties, excise and similar taxes, fines, settlements, reasonable attorneys’ fees and other reasonable expenses (all of the foregoing hereinafter referred to as “expenses”) actually incurred by such person in connection with such proceeding and such right to indemnification shall continue as to a person who has ceased to be a director or representative and shall inure to the benefit of his or her heirs, executors and administrators.The right to indemnification conferred by Article VII of the Company’s Certificate of Formation and Article VIII of the Company’s Bylaws is a contract right that fully vests at the time the Covered Director first assumes his or her position as a director of the Company.  It is expressly acknowledged that the indemnification provided in Article VII of the Company’s Certificate of Formation and Article VIII of the Company’s Bylaws could involve indemnification for negligence or under theories of strict liability.

As described above, Article VII of the Company’s Certificate of Formation and Article VIII of the Company’s Bylaws provide for indemnification of Covered Directors to the fullest extent authorized or permitted by applicable law. Chapter 8 of the TBOC permits a corporation to indemnify a director or former director, against judgments and expenses reasonably and actually incurred by the person in connection with a proceeding if the person (a) acted in good faith, (b) reasonably believed, in the case of conduct in the person’s official capacity, that the person’s conduct was in the corporation’s best interests, and otherwise, that the person’s conduct was not opposed to the corporation’s best interests, and (c) in the case of a criminal proceeding, did not have a reasonable cause to believe the person’s conduct was unlawful. If, however, the person is found liable to the corporation, or is found liable on the basis he received an improper personal benefit, then indemnification under Chapter 8 of the TBOC is limited to the reimbursement of reasonable expenses actually incurred, and no indemnification will be available if the person is found liable for (a) willful or intentional misconduct in the performance of the person’s duty to the corporation, (b) breach of the person’s duty of loyalty owed to the enterprise, or (c) an act or omission not committed in good faith that constitutes a breach of a duty owed by the person to the corporation.

Article VII of the Company’s Certificate of Formation and Article VIII of the Company’s Bylaws require the Company to indemnify any person who was or is a respondent or defendant or threatened to be made a respondent or defendant, or testifies or otherwise participates, in any proceeding, whether or not by or in the right of the Company, because such person is or was an officer of the Company or, while an officer of the Company, is or was serving at the request of the Company as a representative of another organization (hereinafter a “Covered Officer” and together with a Covered Director, a “Covered Person”), to the same extent that the Company may indemnify and advance expenses to a director of the Company under the TBOC, and such right to indemnification shall continue as to a person who has ceased to be an officer or representative and shall inure to the benefit of his or her heirs, executors and administrators.

In addition to the right to indemnification conferred in Article VII of the Company’s Certificate of Formation and Article VIII of the Company’s Bylaws, as the case may be, a Covered Person will also have the right to be paid or reimbursed by the Company the reasonable expenses incurred in defending, testifying or otherwise participating in any such proceeding, in advance of the final disposition of the proceeding (hereinafter an “advancement of expenses”) and without any determination as to the person’s ultimate entitlement to indemnification; provided, however, that, an advancement of expenses incurred by a Covered Person in advance of the final disposition of a proceeding shall be made only upon delivery to the Company of a written affirmation by such person of such person’s good faith belief that he or she has met the standard of conduct necessary for indemnification under the TBOC and a written undertaking (hereinafter an “undertaking”), by or on behalf of such person, to repay all amounts so advanced if it shall be ultimately determined by final judicial decision from which there is no further right to appeal (hereinafter, a “final adjudication”) that the Covered Person has not met that standard or that indemnification of the Covered Person against expenses incurred by such person in connection with that proceeding is prohibited by the TBOC.

Article VIII of the Company’s Bylaws and Chapter 8 of the TBOC permit the Company to purchase and maintain insurance, create a trust fund, establish any form of self-insurance (including a contract to indemnify), secure its indemnity obligation by grant of a security interest or other lien on assets of the Company, establish a letter of credit guaranty or security arrangement, or establish and maintain any other arrangement (any of the foregoing hereinafter called an “arrangement”) on behalf of any person who is or was serving as a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a representative of another organization against any liability asserted against such person and incurred by such person in such a capacity or arising out of his or her status as such a person, whether or not the Company would have the power to indemnify such person against such liability.  If the insurance or other arrangement involves self-insurance or is with a person or entity that is not regularly engaged in the business of providing insurance coverage, the insurance or arrangement may provide for payment of a liability with respect to which the Company would not have the power to indemnify the person only if the insurance or arrangement has been approved by the shareholders.

Article VIII of the Company’s Bylaws permits the Company, to the extent authorized from time to time by the the Company’s board of directors, to grant rights to indemnification and to the advancement of expenses to any employee or agent of the Company and to any person who is or was serving at the request of the Company as a representative of another organization to the same extent that it may indemnify and advance expenses to Covered Persons and to any such further extent as may be authorized or permitted by law.

Article VII of the Company’s Certificate of Formation and Article VIII of the Company’s Bylaws provide that the Company shall indemnify each of the Covered Persons to the fullest extent permitted by law. Article VII of the Company’s Certificate of Formation and Article VIII of the Company’s Bylaws further provide that the indemnity will include an advancement of expenses incurred by such Covered Person will enter into separate indemnity agreements with each of its directors and officers to provide additional indemnification rights and protections to those persons. The Company maintains directors’ and officers’ liability insurance covering its directors and officers against expenses and liabilities arising from certain actions to which they may become subject by reason of having served in such role, including insurance for claims against these persons brought under securities laws. Such insurance is subject to the coverage amounts, exceptions, deductibles and other conditions set forth in the policy. There is no assurance that the Company will continue to maintain liability insurance for its directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit No.	Description
4.1	Certificate of Formation of Red Mountain Resources, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Commission on February 4, 2014).
4.2	Bylaws of Red Mountain Resources, Inc. (incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed with the Commission on February 4, 2014).
4.3	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on February 4, 2014).
5.1*	Opinion of Akin Gump Strauss Hauer & Feld LLP.

23.1*	Consent of Hein & Associates LLP.

23.2*	Consent of L J Soldinger Associates, LLC.

23.3*	Consent of Cawley, Gillespie & Associates, Inc.

23.4*	Consent of Akin Gump Strauss Hauer & Feld LLP (included in legal opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included on signature page to this Registration Statement).
99.1	Red Mountain Resources, Inc. 2012 Long-Term Incentive Plan (incorporated herein by reference to Annex A of the Company’s Schedule 14A dated as of September 26, 2012, filed with the Commission on September 26, 2012).

____________________

* Filed herewith.

Item 9.  Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on February 21, 2014.

RED MOUNTAIN RESOURCES, INC.

By:	/s/ Alan W. Barksdale
Alan W. Barksdale
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Alan W. Barksdale and Michael Uffman, each with full power to act alone, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to this Registration Statement, including, without limitation, additional registration statements filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully and to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitute or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

	/s/ Alan W. Barksdale	Chairman of the Board,	February 21, 2014
	Alan W. Barksdale	Chief Executive Officer and President (Principal Executive Officer)

	/s/ Michael Uffman	Chief Financial Officer	February 21, 2014
	Michael Uffman	(Principal Financial Officer)

	/s/ Hilda D. Kouvelis	Chief Accounting Officer	February 21, 2014
	Hilda D. Kouvelis	(Principal Accounting Officer)

	/s/ David M. Heikkinen*	Director	February 21, 2014
David M. Heikkinen

	/s/ Richard Y. Roberts*	Director	February 21, 2014
Richard Y. Roberts

	/s/ Paul N. Vassilakos*	Director	February 21, 2014
Paul N. Vassilakos

*By:	/s/ Alan W. Barksdale
Alan W. Barksdale
Attorney-in-fact for each of the persons indicated

EXHIBIT INDEX

Exhibit No.	Description
4.1	Certificate of Formation of Red Mountain Resources, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Commission on February 4, 2014).
4.2	Bylaws of Red Mountain Resources, Inc. (incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed with the Commission on February 4, 2014).
4.3	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on February 4, 2014).

5.1*	Opinion of Akin Gump Strauss Hauer & Feld LLP.

23.1*	Consent of Hein & Associates LLP.

23.2*	Consent of L J Soldinger Associates, LLC.

23.3*	Consent of Cawley, Gillespie & Associates, Inc.

23.4*	Consent of Akin Gump Strauss Hauer & Feld LLP (included in legal opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included on signature page to this Registration Statement).
99.1	Red Mountain Resources, Inc. 2012 Long-Term Incentive Plan (incorporated herein by reference to Annex A of the Company’s Schedule 14A dated as of September 26, 2012, filed with the Commission on September 26, 2012).

____________________

* Filed herewith.